AGREEMENT OF PURCHASE AND SALE
                          AND JOINT ESCROW INSTRUCTIONS
                                     BETWEEN
                           10960 PROPERTY CORPORATION
                                    AS SELLER
                                       AND
                             BEACON PROPERTIES L.P.
                                    AS BUYER

                                TABLE OF CONTENTS


1.       Purchase and Sale ..................................................

2.       Purchase Price .....................................................
         (a)      Deposit ...................................................
         (b)      Second Deposit.............................................
         (c)      Treatment of Deposit.......................................
         (d)      Cash Balance...............................................

3.       Escrow .............................................................
         (a)      Opening of Escrow..........................................
         (b)      Close of Escrow............................................

4.       Conditions to the Close of Escrow ..................................
         (a)      Matters Expressly Waived by Buyer..........................
                  (i)      Due Diligence.....................................
                  (ii)     Tenant Estoppel Certificates......................
         (b)      Conditions Precedent to Buyer's Obligations................
                  (i)      Title Insurance...................................
                  (ii)     Representations, Warranties and
                           Covenants of Seller...............................
         (c)      Failure of Conditions Precedent to Buyer's Obligations.....
         (d)      Conditions Precedent to Seller's Obligations...............

5.       Deliveries to Escrow Holder.........................................
         (a)      Seller's Deliveries........................................
                  (i)      Deed..............................................
                  (ii)     Bill of Sale......................................
                  (iii)    General Assignment of Leases and
                           Intangible Personal Property......................
                  (iv)     Non-Foreign Certification.........................
                  (v)      Tenant Notice Letter..............................
                  (vi)     Date-Down Certificate.............................
                  (vii)    Proof of Authority................................
                  (viii)   Proration Schedule................................
         (b)      Buyer's Deliveries.........................................
                  (i)      Bill of Sale......................................
                  (ii)     General Assignment................................
                  (iii)    Proof of Authority ...............................
                  (iv)     Proration Schedule................................

6.       Deliveries Upon Close of Escrow.....................................
         (a)      Documents..................................................
         (b)      Tangible Personal Property.................................
         (c)      Title Insurance ...........................................

7        Costs and Expenses .................................................

8.       Prorations .........................................................
         (a)      General ...................................................
         (b)      Rentals ...................................................
         (c)      Delinquent Rentals.........................................
         (d)      Additional Rentals.........................................
         (e)      Prepaid Rentals............................................
         (f)      Taxes and Assessments......................................
         (g)      Operating Expenses.........................................
         (h)      Tenant Deposits............................................
         (i)      Seller Deposits............................................
         (j)      Leasing Commissions........................................
         (k)      Capital Expenditures and Tenant
                  Improvement Costs..........................................
         (l)      Method of Proration........................................
         (m)      Arbitration of Remaining Prorations........................

9.       Disbursements and Other Actions by Escrow Holder....................
         (a)      Funds .....................................................
         (b)      Recording..................................................
         (c)      Title Policy...............................................
         (d)      Disbursement of Documents to Buyer.........................
         (e)      Disbursement of Documents to Seller........................
         (f)      Tenant Notice Letters......................................

10.      AS-IS Sale; Release.................................................
         (a)      Buyer's Acknowledgment.....................................
                  (i)      AS IS.............................................
                  (ii)     No Representations................................
                  (iii)    No Implied Warranties.............................
                  (iv)     Information Supplied by Seller....................
                  (v)      Negotiated Purchase Price.........................
         (b)      Release ...................................................

11.      Seller's Representations and Warranties.............................
         (a)      Power    ..................................................
         (b)      Requisite Action...........................................
         (c)      Authority..................................................
         (d)      Due Diligence Documents....................................

12.      Buyer's Representations and Warranties..............................
         (a)      Power .....................................................
         (b)      Requisite Action...........................................
         (c)      Authority..................................................
         (d)      Principal..................................................

13.      Covenants of Buyer and Seller.......................................
         (a)      Access by Buyer............................................
         (b)      Confidentiality............................................
         (c)      Publicity..................................................
         (d)      Termination of Seller's Agent..............................
         (e)      Continued Operation........................................
         (f)      Access by Seller ..........................................
         (g)      Audit Rights...............................................

14.      Casualty and Condemnation...........................................

15.      Notices ............................................................

16.      Commissions ........................................................

17.      Legal and Equitable Enforcement of this Agreement...................
         (a)      Default by Seller..........................................
         (b)      Default by Buyer...........................................
         (c)      Waiver of Right to Record Lis Pendens......................

18.      Assignment, Exchange, and Back-up Offers............................
         (a)      Assignment.................................................
         (b)      Back-Up Offers.............................................

19.      Miscellaneous ......................................................
         (a)      Governing Law..............................................
         (b)      Partial Invalidity.........................................
         (c)      Waivers ...................................................
         (d)      Successors and Assigns.....................................
         (e)      Professional Fees..........................................
         (f)      Entire Agreement...........................................
         (g)      Time of Essence............................................
         (h)      Construction...............................................

                                TABLE OF EXHIBITS

                                                                                       First Reference:
                                                                                      Paragraph and Page

Exhibit "A"       - Legal Description..............................................Recital A p.
Exhibit "B"       - Schedule of Tangible Personal Property.........................Recital A, p.
Exhibit "IC"      - Schedule of Intangible Personal Property.......................Recital A, p.
Exhibit "D"       - Schedule of Tenant Deposits....................................Recital A, p.
Exhibit "E"       - Schedule of Due Diligence Documents............................Section 4(a)(i), p.
Exhibit "F-1"     - Form of Tenant Estoppel Certificate............................Section 4(a)(ii), p.
Exhibit "F-2"     - Schedule of Executed Estoppel Certificates.....................Section 4(a)(ii), p.
Exhibit "G"       - Permitted Title Exceptions.....................................Section 4(b)(i), p.
Exhibit "H"       - Grant Deed.....................................................Section 5(a)(i), p.
Exhibit "I"       - Bill of Sale...................................................Section 5(a)(ii), p.
Exhibit "J"       - General Assignment.............................................Section 5(a)(iii), p.
Exhibit "K"       - Transferor's Certification of Non-Foreign Status...............Section 5(a)(iv), p.
Exhibit "L"       - Tenant Notice Letter...........................................Section 5(a)(v), p.
Exhibit "M"       - Date-Down Certificate..........................................Section 5(a)(vi), p.
Exhibit "N"       - Operating Cost Pass-Throughs...................................Section 8(d), p.
Exhibit "O"       - Schedule of Seller Deposits....................................Section 8(i), p.
Exhibit "P"       - Schedule of Capital Expenditures and Tenant
                    Improvement Be Paid by Seller..................................Section 8(k), p.
Exhibit "Q"       - Access, Insurance and Indemnification Agreement................Section 13(a), p.
Exhibit "R"       - Leasing Guidelines.............................................Section 13(e), p.

                            SCHEDULE OF DEFINED TERMS

Agreement .........................................................................Introduction, p.
Approved Title Conditions..........................................................Section 4(b)(i), p
Bill of Sale ......................................................................Section 5(a)(ii), p
Buyer .............................................................................Introduction, p.
Claims ............................................................................Section 10(b)(i), p.
Close of Escrow ...................................................................Section 3(b), p.
Closing Date ......................................................................Section 3(b), p
Date-Down Certificate..............................................................Section 5(a)(vi), p.
Deed ..............................................................................Section 5(a)(i), p.
Deposit ...........................................................................Section 2(b), p.
Due Diligence Date.................................................................Recital B
Due Diligence Documents............................................................Section 4(a)(i), p.
Due Diligence Investigations.......................................................Recital B
Effective Date ....................................................................Introduction, p.
Escrow Holder .....................................................................Section 2(a), p.
Escrow Instructions................................................................Section 3(a), p.
Estoppel Certificates..............................................................Section 4(a)(ii), p.
General Assignment.................................................................Section 5(a)(iii), p.
Governmental Regulations...........................................................Section 10(a)(ii), p.
Hazardous Materials................................................................Section 10(a)(ii), p.
Improvements ......................................................................Recital A, p.
Initial Deposit ...................................................................Section 2(a), p.
Intangible Personal Property.......................................................Recital A, p.
Land  .............................................................................Recital A, p.
Leases ............................................................................Recital A, p.
Property ..........................................................................Recital A, p.
Proprietary Documents..............................................................Section 4(a)(i), p.
Purchase Price ....................................................................Section 2, p.
Real Property .....................................................................Recital A, p.
Second Deposit ....................................................................Section 2(b), p.
Seller ............................................................................Introduction, p.
Seller's Agent ....................................................................Recital A, p.
Seller Group ......................................................................Section 10(a)(ii), p.
Tangible Personal Property.........................................................Recital A, p.
Tenant Deposits ...................................................................Recital A, p.
Tenant Notice Letter...............................................................Section 5(a)(v), p.
Title Company .....................................................................Section 4(b)(i), p.
Title Policy ......................................................................Section 4(b)(i), p.
Unresolved Proration Issues........................................................Section 8(1), p.

                         AGREEMENT OF PURCHASE AND SALE
                          AND JOINT ESCROW INSTRUCTIONS


To:      Commerce Escrow Company                Escrow No. 96-25237-MM 1545
         Wilshire Boulevard, Suite 600          Escrow Officer: Mr. Mark Minsky
         Los Angeles, California 90017


         THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of the 3rd day of October, 1996 (the "Effective Date"), by and between 10960 PROPERTY CORPORATION, a Delaware corporation ("Seller"), and BEACON PROPERTIES, L.P., a Delaware limited partnership ("Buyer").


                                    RECITALS:


         A. The property being sold pursuant to this Agreement (collectively, the "Property") consists of (i) the fee interest in the land located at 10960 Wilshire Boulevard, Los Angeles, California and more particularly described on Exhibit "A" attached hereto, together with all easements, rights-of-way, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any street adjoining any portion thereof (collectively, the "Land"); (ii) all of Seller's right, title and interest (including the fee interest) in and to all structures, buildings, fixtures, parking facilities, landscaping and other improvements currently constructed and located on the Land, as well as any addition; to or replacements of same occurring following the Effective Date, together with all machinery and mechanical, electrical, HVAC and plumbing systems used in the operation thereof, but excluding any such items owned by tenants, public or private utilities, contractors under contract or other third parties (the "Improvements", which Improvements together with the Land are hereinafter collectively referred to as the "Real Property"), (iii) all of Seller's right, title and interest in and to all equipment, appliances, tools, machinery, supplies, building materials, furniture, artwork, and other tangible personal property located at the Real Property and used exclusively in the ownership, management, operation or marketing thereof, to the extent listed on Exhibit "B" attached hereto (the "Tangible Personal Property"); (iv) all of Seller's right, title and interest in and to all Intangible personal property used exclusively in the ownership, management, operation or marketing of the Real Property, including all transferable licenses, permits, certificates of occupancy, trade names, trademarks, service marks, logos and other marks used by Seller in the operation and identification of the Real Property, all building plans and specifications regarding the Improvements which are in the possession of Seller, and any and all service contracts, maintenance agreements, construction contracts, architects agreements, parking agreements, warranties, guaranties, and other contracts and agreements relating exclusively to the Real Property which by the express terms thereof are assignable without the consent of any third party and which continue following the Close of Escrow (as defined below), to the extent same are described on Exhibit "C" attached hereto (the "Intangible Personal Property"), and (v) all written or oral agreements granting any party the right to use or occupy any portion of the Real Property (the "Leases"), together with any security deposits and other deposits held by or under the control of Seller or Seller's property manager and leasing agent, Hines Interests Limited Partnership ("Seller's Agent") as of the Close of Escrow with respect to the Leases (collectively, the "Tenant Deposits"). A schedule of the Tenant Deposits as of the Effective Date is attached hereto as Exhibit "D".

         B. Seller and Seller's Agent have conducted a multi-party bid process for the sale of the Property which has culminated in Seller's selection of Buyer as the party that Seller is willing to sell the Property to in accordance with the provisions of this Agreement. Commencing prior to the Effective Date and ending at 5:00 P.M. Pacific Standard Time on November 7, 1996 (the "Due Diligence Date"), Buyer shall have the opportunity to conduct all due diligence with regard to the Property as Buyer deems necessary or appropriate in Buyer's sole and absolute discretion (collectively, the "Due Diligence Investigations"). Buyer shall have the right to terminate this Agreement and receive a return of the Initial Deposit described in Section 2(a) below if Buyer is dissatisfied with the Due Diligence Investigations in Buyer's sole discretion by delivering notice thereof to Seller and Escrow Holder on or before the Due Diligence Date. Any change in circumstances following the Effective Date will not result in any adjustment to the Purchase Price, except as expressly provided in this Agreement.

         NOW, THEREFORE, in consideration of these covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows:

         1. Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement, including, without limitation, the foregoing Recitals.

         2. Purchase Price. The purchase price ("Purchase Price") for the Property shall be One Hundred Thirty-Three Million Dollars ($133,000,000). The Purchase Price shall be payable as follows:

                  (a) Initial Deposit. Buyer and Seller hereby irrevocably instruct Commerce Escrow Company ("Escrow Holder") to transfer from Escrow No. 96-24964-MM, into the escrow described at the top of page 1 hereof the amount of Two Million Dollars ($2,000,000) (the "Initial Deposit") which Buyer delivered to Escrow Holder prior to the Effective Date. The Initial Deposit shall be held by Escrow Holder while this Agreement is in effect in an interest bearing money market account, with all interest accruing thereon being for the benefit of Buyer. All interest accrued on the Initial Deposit shall be added to and be deemed a part of the sum comprising the Initial Deposit. If Buyer elects to terminate this Agreement by giving written notice thereof to Seller and Escrow Holder on or before the Due Diligence Date, Escrow Holder shall return the Initial Deposit to Buyer in accordance with Buyer's instructions within two (2) business days following Buyer's delivery of a certificate to Seller and Escrow Holder representing that Buyer has delivered to Seller, at no charge, copies of all surveys, engineering studies, soils reports, environmental reports, and similar studies and reports prepared by or for Buyer that pertain to the Property.

                  (b) Second Deposit. If Buyer has not timely terminated this Agreement by giving written notice thereof to Seller and Escrow Holder on or before the Due Diligence Date, then Buyer hereby covenants to deliver to Escrow Holder the sum of Five Million Dollars ($5,000,000) (the "Second Deposit"). The Second Deposit shall be delivered by a confirmed wire transfer of funds not later than one (1) business day after the Due Diligence Date. The Second Deposit shall be added to the Initial Deposit and shall continue to be invested in an interest bearing money market account, with all interest accruing thereon being for the benefit of Buyer. The Initial Deposit, the Second Deposit, and all interest accrued thereon, are sometimes hereafter collectively referred to as the "Deposit".

                  (c) Treatment of Deposit. If the Second Deposit is not timely delivered as required herein, Escrow Holder shall deliver the Initial Deposit to Seller, whereupon this Agreement shall terminate. If the Second Deposit is timely delivered, thereafter, the Deposit shall either be (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 17(b) below, or (iii) returned to Buyer if the Close of Escrow does not occur, this Agreement is terminated, and the provisions of Sections 4(c), 14, or 17(a) apply.

                  (d) Cash Balance. Not later than 12:00 Noon one (1) business day prior to the "Closing Date" (as defined in Section 3(b) below), Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System in the amount of the balance of the Purchase Price, plus Buyer's share of expenses and prorations as described in this Agreement.

         3.       Escrow.

                  (a) Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder at the address shown on Page 1 following the Effective Date, it being understood and agreed that Buyer shall have no obligations hereunder unless and until Buyer and Seller execute this Agreement and a fully executed copy of this Agreement is delivered to Escrow Holder. Seller hereby authorizes Seller's Agent to execute and deliver to Escrow Holder any additional or supplementary instructions (which if they are binding upon Buyer must have first been reasonably approved by Buyer) as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the "Escrow Instructions." The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

                  (b) Close of Escrow. For purposes of this Agreement, the "Close of Escrow" shall mean the date on which the "Deed" (as defined in Section 5(a)(i) below) is recorded in the Official Records of Los Angeles County. The Close of Escrow shall occur on November 21, 1996 (the "Closing Date"). Buyer acknowledges that there shall be no extensions of the Closing Date, and agrees that Buyer's failure to perform its obligations hereunder, including without limitation the timely delivery of the balance of the Purchase Price, shall constitute a material and non-curable default under this Agreement.

         4.       Conditions to the Close of Escrow.

                  (a) Matters Expressly Waived by Buyer. Buyer and Seller expressly acknowledge and agree that if Buyer has not terminated this Agreement by giving written notice thereof to Seller and Escrow Holder on or before the Due Diligence Date, Buyer's obligations under this Agreement will not be further conditioned upon the matters described in this Section 4(a):

                          (i) Due Diligence. Prior to the Due Diligence Date,
                  Buyer shall have the opportunity to conduct and review the results of all inspections, investigations, tests (including environmental testing) and studies which Buyer elects to make or obtain in connection with its proposed purchase and operation of the Property. In addition, Seller has made and shall continue to make available to Buyer for review a document referred to as the Confidential Memorandum, copies of the Leases, copies of the Intangible Personal Property, copies of any notice alleging uncured violations of "Governmental Regulations" (as defined in Section 10(a)(ii) below), copies of documents relating to pending litigation or written threats of litigation, reports, studies, operating expense information, tenant correspondence, and all similar data and documents which Seller's Agent believes a prudent institutional purchaser of institutional real estate in Los Angeles, California, would reasonably deem relevant, to the extent same are within the possession of Seller or Seller's Agent, excluding

                  "Proprietary Documents" (collectively, the "Due Diligence Documents"). The Due Diligence Documents are described on Exhibit "E" attached hereto. For purposes of this Agreement, "Proprietary Documents" means documents subject to the attorney-client privilege or attorney work product privilege, appraisals, contracts and communications between Seller and Seller's Agent, financial feasibility analyses, business plans, third-party offers to purchase the Property, and similar proprietary financial data and documents, all of which Buyer acknowledges Seller had and has no obligation to disclose or deliver to Buyer. Buyer hereby acknowledges that except as described herein, neither Seller nor Seller's Agent has made nor will make any representation or warranty regarding the accuracy or completeness of the Due Diligence Documents or the sources thereof. Neither Seller nor Seller's Agent has undertaken any independent investigation as to the accuracy or completeness of the Due Diligence Documents, and Buyer has been provided with access to the Due Diligence Documents solely as an accommodation to Buyer. A decision by Buyer to proceed with its purchase hereunder after the Due Diligence Date shall be an acknowledgment by Buyer that Buyer has had the opportunity to review, and has independently and on its own behalf reviewed the accuracy and completeness of the Due Diligence Documents through all independent investigations which Buyer has deemed necessary or desirable. All information actually discovered by Buyer in reviewing the Due Diligence Documents and conducting its own investigations and studies shall be imputed to Buyer, and any express representations or warranties of Seller made in this Agreement shall be deemed correspondingly modified or qualified to reflect such information discovered by Buyer. Buyer further acknowledges and agrees that Seller has no obligation to correct or cure any defects or deficiencies disclosed by the Due Diligence Investigations, and that the Purchase Price adequately reflects Buyer's determination, made in Buyer's sole and absolute discretion, as to the net economic detriment which will be incurred by Buyer in purchasing the Property subject to all of such defects and deficiencies While Buyer shall have the right to continue its Due Diligence Investigations pursuant to the provisions of Section 13(a) below while this Agreement remains in effect, Buyer acknowledges and agrees that no information discovered after the Due Diligence Date, nor any change in circumstances not caused by Seller in breach of this Agreement following the Due Diligence Date (subject to Section 14 below), will relieve Buyer of its obligations to purchase the Property in accordance with the terms hereof.

                           (ii) Tenant Estoppel Certificates. Prior to the
                  Effective Date, Seller's Agent has exercised commercially reasonable efforts to obtain the execution by each tenant under the Leases of tenant estoppel certificates substantially in the form attached to each Lease, which tenant estoppel certificates are substantially in the form of Exhibit "F-I" attached hereto ("Estoppel Certificates"). Attached hereto as Exhibit "F-2" is a schedule of all Estoppel Certificates which were executed prior to the Effective Date and which have been delivered to Buyer for Buyer's review and which cover at least eighty percent (80%) of the net rentable area of the Improvements demised by Leases as of the Effective Date. Seller shall cause Seller's Agent to continue to use commercially reasonable efforts to obtain executed Estoppel Certificates from all tenants under Leases not shown on Exhibit "F-2" , and to deliver copies of such executed Estoppel Certificates to Buyer promptly after receipt thereof. Further, to the extent Buyer determines it necessary to satisfy its line of credit lender, Seller agrees to cause Seller's Agent to use commercially reasonable efforts to obtain updates to the Estoppel Certificates listed on Exhibit "F-2" to a date more current to Close of Escrow. Buyer acknowledges and agrees that delivery of any executed Estoppel Certificates other than those listed on Exhibit "F-2", or delivery of executed Estoppel Certificates other than those listed on Exhibit "F-2" which contain information not otherwise disclosed by the Due Diligence Investigations, or delivery of such updates, shall not be a condition to Buyer's obligations hereunder nor relieve Buyer of any of its obligations hereunder.

                  (b) Conditions Precedent to Buyer's Obligations. The Close of Escrow and Buyer's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions, and the obligations of the parties with respect to such conditions are as follows:

                           (i) Title Insurance. As of the Close of Escrow,
                  Chicago Title Insurance Company ("Title Company") shall have committed to issue a standard coverage owner's policy of title insurance showing title to the Real Property vested in Buyer subject only to the "Approved Title Conditions," with a liability amount equal to the Purchase Price, together with reasonable and customary endorsements thereto to the extent specified by Buyer in writing prior to the Due Diligence Date (the "Title Policy"). For purposes of this Agreement, "Approved Title Conditions" means (to the extent Buyer approves of the same in the exercise of its due diligence review rights hereunder): (A) the permitted title exceptions shown on Exhibit "G" attached hereto; (B) liens for taxes, assessments and other charges of governmental or quasi-governmental authorities which are not yet delinquent;
                  (C) zoning, building, access, environmental, and other similar restrictions imposed bylaws, ordinances, rules, requirements, resolutions, policy statements and regulations of governmental and quasi-governmental authorities claiming jurisdiction over the Property, (D) the fights and obligations of parties under the Leases and other parties in possess on; (E) all matters which would be disclosed by an inspection of the Property or a survey of the Real Property; and (F) any other matters heretofore or hereafter existing, whether or not of record or discoverable by inspection, which have been approved, accepted or waived by Buyer pursuant to the terms of this Agreement. Buyer shall have the right to obtain an ALTA extended coverage form of Owner's policy of title insurance, provided that Seller is not required to incur any expense or liability in connection therewith, including but not limited to the execution of affidavits or indemnities in favor of Title Company, other than customary parties-in-possession, mechanics' lien and comprehensive endorsement affidavit; as may be requested by Title Company. If Buyer elects to obtain an ALTA extended coverage form of title insurance policy, or elects to obtain any endorsements (other than as described in the first sentence of this subsection), requests reinsurance or coinsurance, or otherwise elects to obtain any different or additional title insurance coverage in excess of that provided by the Title Policy, obtaining same shall not be a condition to Close of Escrow.

                           (ii) Representations, Warranties and Covenants of
                  Seller. Seller shall have duly performed in all material respects all material covenants to be performed by Seller hereunder (including delivering the documents described in Section 5(a) executed by Seller), and Seller's representations and warranties set forth in this Agreement shall be true and correct as of the Closing Date in all material respects as described in the Date-Down Certificate (as defined in Section 5(a)(vi) below). The consummation of the Close of Escrow shall evidence Buyer's acknowledgment that to the best of Buyer's knowledge, Seller has duly performed in all material respects Seller's material covenants and that to the best of Buyer's knowledge, Seller is not in breach of Seller's representations and warranties.

                  (c) Failure of Conditions Precedent to Buyer Obligations. If at any time Buyer becomes aware that any condition precedent to Buyer's obligations hereunder (i.e., as described in Sections 4(b)(i) or 4(b)(ii) above) has failed or is reasonably likely to fail as of the Closing Date, Buyer shall use best efforts to promptly notify Seller in writing of such failure or the reasonable likelihood of failure of such condition precedent. All disapprovals of a condition precedent described in Section 4(b) above must be in writing pursuant to the notice provisions of Section 15 below, and the consummation of the Close of Escrow shall be conclusively deemed the approval, acceptance, or waiver by Buyer of the conditions precedent set forth in Section 4(b) above. If Buyer timely disapproves a condition precedent pursuant to Section 4(b) above, this Agreement shall not terminate if Seller notifies Buyer in writing within five (5) business days after receipt of written notice of such disapproval from Buyer stating that Seller has elected, in Seller's sole and absolute discretion, to attempt to cure or ameliorate such disapproved condition precedent to Buyer's reasonable satisfaction, in which event the Closing Date shall be extended for a period not to exceed thirty (30) days in order to permit Seller adequate time to attempt such cure or amelioration. If Seller is successful in curing or ameliorating such disapproved condition precedent, within the time period specified in the preceding sentence, the Close of Escrow shall thereupon occur not later than five (5) business days thereafter. If Seller does not give timely written notice to Buyer electing to cure or to ameliorate such disapproved condition precedent, or if Seller gives such notice to Buyer but thereafter is unable to effect such cure or amelioration, then this Agreement shall thereupon terminate and neither Buyer nor Seller shall have any further rights or obligations hereunder except as are specifically described in this Agreement as surviving the termination of this Agreement. If this Agreement so terminates, then Escrow Holder shall, as a covenant which survives the termination of this Agreement, return the Deposit to Buyer in accordance with Buyer's written instructions within two (2) business days following Buyer's delivery of a written certification to Seller and Escrow Holder that Buyer has delivered to Seller, at no charge, copies of all surveys, engineering studies, soils reports, environmental reports, and similar studies and reports prepared by or for Buyer that pertain to the Property.

                  (d) Conditions Precedent to Seller's Obligations. The Close of Escrow and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and Buyer's representations and warranties set forth in this Agreement shall be true and correct as of the Closing Date in all material respects. Without limitation on the foregoing , Buyer shall have timely delivered the Second Deposit and the balance of the Purchase Price pursuant to the provisions of Section 2 above, and shall have timely delivered all of the duly executed documents required to be delivered by Buyer pursuant to Section 5(b) below. All disapprovals given by Seller under this Section 4(d) shall be in writing, and the failure of Seller to disapprove any matter requiring its approval under this
         Section 4(d) in a timely manner shall be deemed approval thereof by Seller.

         5.       Deliveries to Escrow Holder.

                  (a) Seller's Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one business day prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the Close of
         Escrow:

                           (i) Deed. A grant deed ("Deed"), duly executed and
                  acknowledged in recordable form by Seller, conveying Seller's interest in the Real Property to Buyer, subject to the Approved Title Conditions. The Deed shall be in the form of Exhibit "H" attached hereto.

                           (ii) Bill of Sale. Two (2) counterpart originals of a
                  bill of sale ("Bill of Sale") duly executed by Seller, conveying to Buyer, without warranty, except as may be expressly contained in this Agreement, all of Seller's right, title and interest in and to the Tangible Personal Property. The Bill of Sale shall be in the form of Exhibit "I" attached hereto.

                           (iii) General Assignment of Leases and Intangible
                  Personal Property. Two (2) counterpart originals of an assignment and assumption ("General Assignment"), duly executed by Seller, assigning to Buyer, without warranty, except as may be expressly contained in this Agreement, all of Seller's right, title and interest in and to all Leases and Intangible Personal Property, all to the extent transferable by Seller. The General Assignment shall be in the form of Exhibit "J", attached hereto.

                           (iv) Non-Foreign Certification. A certificate duly
                  executed by Seller in the form of Exhibit "K" attached hereto.

                           (v) Tenant Notice Letter. A letter addressed to each
                  tenant under the Leases ("Tenant Notice Letter"), duly executed by Seller or Seller's Agent, notifying such tenants of the Close of Escrow, the address where rent should be paid following the Close of Escrow, the transfer of any Tenant Deposits, and identification of the Buyer as the benefited party with respect to the executed Estoppel Certificates. The Tenant Notice Letter shall be in the form of Exhibit "U" attached hereto.

                           (vi) Date-Down Certificate. A certificate duly
                  executed by Seller, reaffirming the continued truth and accuracy as of the Closing Date of Seller's representations and warranties contained in this Agreement (the "Date-Down Certificate"). The Date-Down Certificate shall be in the form of Exhibit "M" attached hereto.

                           (vii) Proof of Authority. Such proof of Seller's
                  authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company.

                           (viii) Proration Schedule. Three (3) duly executed
                  counterpart originals of the proration schedule described in
                  Section 8(l).(b) Buyer's Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one business day prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

                                    (i) Bill of Sale. Two (2) duly executed
                           counterpart originals of the Bill of Sale.

                                    (ii) General Assignment. Two (2) duly
                           executed counterpart originals of the General Assignment.

                                    (iii) Proof of Authority. Such proof of
                           Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as reasonably may be required by Title Company.

                                    (iv) Proration Schedule. Three (3) duly
                           executed counterpart originals of the proration schedule described in Section 8(l).

        6. Deliveries Upon Close of Escrow. Upon the Close of Escrow, the following items shall be delivered:

                  (a) Documents. Seller shall deliver to Buyer outside of Escrow (by leaving same at the Improvements) copies (or originals, to the extent available) of all of the executed Estoppel Certificates (and updates thereof to the extent obtained), Leases and Intangible Personal Property, subject to Section 10 below. All of said documents shall be certified pursuant to the Date-Down Certificate.

                  (b) Tangible Personal Property. Seller shall deliver to Buyer (by leaving same at the Improvements) possession of the Tangible Personal Property, including all keys to the Improvements.

                  (c) Title Insurance. The Title Company shall issue the Title Policy to Buyer.

         7. Costs and Expenses. Seller shall pay one-half (l/2) of the escrow fee charged by Escrow Holder, and in addition Seller shall pay outside of escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller, including but not limited to any fees payable to Seller's Agent. Except as described in the preceding sentence, Buyer shall be responsible for paying all other costs and expenses incurred in connection with the Due Diligence Investigations and consummating the Close of Escrow. Without limiting the generality of the preceding sentence, Buyer shall pay through Escrow, pursuant to Section 2(d) above, all title premiums for the Title Policy, any title premiums associated with, extended coverage ALTA liability (if requested by Buyer) and any title endorsements requested by Buyer, all recording charges, or one-half (1/2) of the escrow fee of Escrow Holder, all city and county transfer taxes, and all sales, use, intangibles, privilege or other taxes or assessments (other than real property taxes which shall be prorated as described in Section 8 below), assessed with respect to the Property or resulting from the consummation of the Close of Escrow. Buyer shall pay outside of escrow all costs and expenses related to the Due Diligence Investigations, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

         8.       Prorations.

                  (a) General. Except as specifically described in this Section 8, rentals, revenues, and other income, if any, from the Property, and real property taxes and operating expenses, if any, affecting the Property shall be prorated as of midnight on the day preceding the Close of Escrow, based upon the tentative proration schedule described in Section 8(1), as updated by the parties to the Close of Escrow. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Close of Escrow occurs.

                  (b) Rentals. Subject to the provisions of Sections 8(c) and 8(d), rentals shall be prorated as of the Close of Escrow, based upon the tentative proration schedule described in Section 8(1), as updated by the parties to the Close of Escrow. "Rentals" as used herein includes fixed rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, prepaid rentals, operating cost pass-throughs and all other sums and charges payable by tenants under the Leases.

                  (c) Delinquent Rentals. Rentals are delinquent when payment thereof is more than forty-five (45) days delinquent as of the Close of Escrow. Rentals which have not been paid when due but which are not yet more than forty-five (45) days delinquent as of the Close of Escrow are not deemed delinquent and shall be prorated pursuant to Section 8(b) above. All rights to delinquent rentals shall be conveyed by Seller to Buyer pursuant to the General Assignment. Any delinquent rentals which are collected by Buyer following the Close of Escrow (even though same are attributable to a period prior to Close of Escrow) shall become the sole property of Buyer, and any such delinquent rentals which are received by Seller following the Close of Escrow shall, as a covenant which survives the Close of Escrow, be delivered by Seller to Buyer promptly following receipt thereof. In consideration for the right to collect and retain such delinquent rentals, Buyer shall pay to Seller through escrow upon the Close of Escrow an amount in addition to the Purchase Price calculated as described in this section. Seller shall be paid an amount equal to fifty percent (50%) (if all delinquent rentals which are more than forty-five (45) and less than ninety-one (91) days overdue, Seller shall receive no credit for all delinquent rentals which are more than ninety (90) days overdue as of the Close of Escrow.

                  (d) Additional Rentals. Operating cost pass-throughs, percentage rentals, additional rentals and other retroactive rental escalations, sums or charges payable by tenants under the Leases which accrue as of the Close of Escrow but are not then due and payable shall be prorated as of the Close of Escrow based upon the projected reconciliations as of December 31, 1996 as described on Exhibit "N" attached hereto. Said projected reconciliations are based upon the actual expenses accrued through September 30, 1996 (as shown on Exhibit "N") and projected expenses for the final quarter of 1996. There shall be no adjustment following the Close of Escrow if actual expenses for 1996 (and correspondingly, the amounts owed to or owed by tenants under the Leases) are more or less than the projected reconciliations shown on Exhibit "N".

                   (e) Prepaid Rentals. Rentals received by Seller attributable to periods after the Close of Escrow shall be credited to Buyer and debited to Seller at the Close of Escrow.

                  (f) Taxes and Assessments. All non-delinquent real estate taxes and current installments of assessments affecting the Property which are payable by Seller shall be prorated as of the Close of Escrow based on the actual 1996-97 tax bill. All delinquent taxes and assessments, if any, affecting the Property which are payable by Seller shall be paid at the Close of Escrow from funds accruing to Seller. Any pending or future refunds of real estate taxes and assessments attributable to the period prior to the Close of Escrow and rights thereto shall be conveyed by Seller to Buyer pursuant to the General Assignment. Seller anticipates that a portion of any such property tax refunds attributable to fiscal years 1994-95, 1995-96 and 1996-97 must be refunded or credited to certain tenants pursuant to the terms of the Leases. Buyer shall pay to Seller through escrow upon the Close of Escrow an amount in addition to the Purchase Price equal to the sum of the projected property tax refunds for fiscal years 1994-95, 1995-96 and 1996-97, less the amounts to be paid or credited to tenants under the Leases, such amount to be mutually agreed upon by Buyer and Seller prior to the Due Diligence Date. There shall be no adjustment following the Close of Escrow if the amount of property tax refunds actually received by Buyer and/or the amounts actually paid or credited to tenants are more or less than the amounts projected by Buyer and Seller prior to the Due Diligence Date. In consideration for the right to receive said property tax refunds, as a covenant which shall survive the Close of Escrow, Buyer hereby agrees to indemnify, defend and hold "Seller Group" harmless from and against all "Claims" (as those terms are defined in Section 10 below) arising from or relating to, directly or indirectly, any Claims asserted by tenants under Leases regarding such refund of property taxes. If for any reason a refund check is made payable to Seller, as a covenant which shall survive the Close of Escrow, the amount of such refund shall be paid to Buyer by Seller promptly upon receipt following the Close of Escrow.

                  (g) Operating Expenses. All utility, service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes (other than real estate taxes and income taxes) such as rental taxes, and other expenses affecting the Property which are payable by Seller and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow to aid in such prorations.

                  (h) Tenant Deposits. Buyer shall be credited and Seller shall be debited with an amount equal to all Tenant Deposits which are held in the form of cash (and any interest accrued thereon for the benefit of a tenant pursuant to Leases) by Seller or Seller's Agent under the Leases as of the Close of Escrow. All non-cash Tenant Deposits, such as certificates of deposit or letters of credit, shall not be prorated but shall be assigned to Buyer to the extent assignable. To the extent such non-cash Tenant Deposits are not assignable, as a covenant which shall survive the Close of Escrow, Seller shall cooperate with Buyer and the applicable tenants in order to release security interests in certificates of deposit, return original letters of credit, and similar actions to permit Buyer to obtain directly from such tenants new security interests in certificates of deposit, replacement letters of credit, and the like. A schedule of the Tenant Deposits as of the Effective Date is attached hereto as Exhibit "D".

                  (i) Seller Deposits. Seller shall be credited and Buyer shall be debited with an amount equal to all refundable deposits, retentions, and holdbacks, if any, being held as of the Close of Escrow by any governmental entity, any utility company, or other third party as described in the Intangible Personal Property, together with all interest then accrued thereon for the benefit of Seller. A "Schedule of Seller's Deposits" as of the Effective Date is attached hereto as Exhibit "0".

                  (j) Leasing Commissions. Seller shall pay in full when due, either before or after the Close of Escrow, all leasing commissions payable with respect to Leases which were fully executed prior to the Effective Date. Notwithstanding the preceding sentence, Buyer shall pay, if and when same become due, any leasing commission(s) which may become due or payable with respect to an expansion or Effective extension of any Lease executed prior to the Date, if such extension or expansion becomes effective on or following the Effective Date. If Seller pays any leasing commissions prior to the Close of Escrow with respect to Leases which were fully executed following the Effective Date, Buyer shall reimburse Seller for the aggregate amount of such payments through escrow as an addition to the Purchase Price as described in Section 2(d) above. All other leasing commissions which become due and payable with respect to Leases shall be paid when due by Buyer following the Close of Escrow.

                  (k) Capital Expenditures and Tenant Improvement Costs. Seller has made provision to pay when due certain capital expenditures and tenant improvement costs which are more particularly described in the 1996 column on Exhibit "P" attached hereto. Prior to the Close of Escrow, Seller or Seller's Agent shall provide Buyer with copies of canceled checks or other reasonably satisfactory documentation of the payment when due of the amounts described in the 1996 column on Exhibit "P". Buyer shall be credited and Seller shall be debited with an amount equal to the aggregate amount shown in the 1996 column on Exhibit "P" which has not been so paid by Seller prior to the Close of Escrow, and Seller shall thereupon be relieved of further obligation to make any further payments with regard to the matters described on Exhibit "P". Any such capital expenditure and tenant improvement costs which have not been paid to Seller pursuant to the preceding sentence and which are required to be paid to a third party under an executory contract shall be paid by Buyer when due, and Seller shall be indemnified in connection therewith, pursuant to the terms of the General Assignment. Except as specifically described in this Section 8, Seller has no obligation to pay any other amounts relating to the Leases (or any other Intangible Personal Property) or the Real Property.

                  (l) Method of Proration. Seller shall prepare and deliver to Buyer a schedule of tentative prorations on or before the fifth (5th) business day prior to the Due Diligence Date with respect to the Property. Such prorations, if and to the extent known and agreed upon as of the Close of Escrow, shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the cash to be paid by Buyer at the Close of Escrow. Any such prorations not determined or not agreed upon as of the Close of Escrow (the "Unresolved Proration Issues") shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon is practicable following the Close of Escrow, but in no event more than sixty (60) days following the Close of Escrow, as a covenant which survives the Close of Escrow. A copy of the final schedule of prorations as agreed upon by Buyer and Seller, which shall also identify all Unresolved Proration Issues, shall be delivered to Escrow Holder prior to the Close of Escrow.

                  (m) Arbitration of Remaining Prorations. If Buyer and Seller are unable to mutually agree upon the final allocation of all Unresolved Proration Issues within sixty (60) days following the Close of Escrow, then all such remaining Unresolved Proration Issues shall be submitted to binding arbitration as described in this section as the sole remedy therefor. Buyer and Seller shall jointly select a single so-called "Big 6" accounting firm which has not performed substantial work for either party in the preceding two (2) years. If Buyer and

         Seller are unable to agree, then all of the "Big 6" accounting firms which have not performed substantial work for either party in the preceding two (2) years shall be compiled on a single list. Buyer and Seller shall each delete a name from said list in turn (with the identity of the party making the first deletion determined by a coin-flip) until only one name remains, which accounting firm shall be the arbitrator for purposes of this subsection. Buyer and Seller shall, in a single session, each present such oral and written documentation to support such party's position as the accounting firm deems relevant to the proration issues in dispute. As soon as reasonably possible thereafter, the accounting firm shall render a decision based upon the evidence submitted and the provisions of this Agreement. Such decision shall be final and non-appealable. The aggregate net amount due as determined, by the accounting firm shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, within five (5) days following such determination. All fees, costs and expenses of said accounting firm shall be paid by the party which owed the net amount to the other party hereto as described in the preceding sentence.

         9. Disbursements and Other Actions by Escrow Holder. At the Closing Date, Escrow Holder shall promptly undertake all of the following in the manner hereinbelow indicated:

                  (a) Funds. Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price as follows:

                           (i) Deduct all items chargeable to the account of
                  Seller pursuant to Section 7.

                           (ii) If, as the result of the net prorations and
                  credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges.

                           (iii) Disburse the Purchase Price, less the Deposit
                  and the amounts described in subclauses (i) and (ii) above, to Seller promptly upon the Close of Escrow in accordance with Seller's wire transfer instructions.

                           (iv) Disburse any remaining balance in accordance
                  with Buyer's instructions.

                  (b) Recording. Cause the Deed (with documentary transfer tax information to be affixed after recording), and any other documents which the parties hereto may mutually direct to be recorded in the Official Records of Los Angeles County and obtain conformed copies thereof for distribution to Buyer and Seller.

                  (c) Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

                  (d) Disbursement of Documents to Buyer. Disburse to Buyer fully executed originals of the Bill of Sale, the General Assignment, the Date-Down Certificate, and any other documents (or copies thereof) deposited into Escrow by Seller pursuant hereto.

                  (e) Disbursement of Documents to Seller. Disburse to Seller fully executed originals of the Bill of Sale, the General Assignment, and any other documents (or copies thereof) deposited into Escrow by Buyer pursuant hereto.

                  (f) Tenant Notice Letters. Deliver the Tenant Notice Letters to the addressees thereof.

         10. AS-IS Sale and Purchase, Release. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer's counsel and have been understood and agreed to by Buyer.

                  (a) Buyer's Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that, subject to the terms and conditions of this Agreement and except as otherwise expressly set forth in this Agreement:

                           (i) AS IS. Buyer is purchasing the Property in its
                  existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS," and has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of the Property

                                                 -------------------
                                                  Buyer's Initials

                           (ii) No Representations. Other than the express
                  representations and warranties of Seller contained in this Agreement, neither Seller, nor Seller's Agent, nor any person or entity acting by or on behalf of Seller or Seller's Agent, nor any officer, director, employee, agent, affiliate, successor or assign of any of the foregoing (collectively, the "Seller Group") has made any representation, warranty, inducement, promise, agreement, & assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with

                  "Governmental Regulations," status of Intangible Personal Property and Leases, amounts of money owed to or owed by Seller, disputes with third parties, existence or absence of "Hazardous Materials," the status of the construction of tenant improvements, whether completed or in progress, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including without limitation its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used herein, the term "Governmental Regulation" means any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, "Hazardous Materials," occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the property. As used herein, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is now or hereafter the subject of Governmental Regulations, including without limitation any material or substance which is (A) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Section 25115, 25117 or 25122.7, or listed pursuant to
                  Section 25140, or the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (B) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 2), Chapter 6.8 (Carpenter-Presley Tanner Hazardous Substance Account Act),
                  (C) defined as a "hazardous material," "hazardous substance," or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (D) petroleum and other hydrocarbons, (E) asbestos or any asbestos-containing material, (F) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article II of Title 22 of California Administrative Code, Division 4, Chapter 20, (G) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act 33 U.S.C. (section)1251 et seq., (33 U.S.C. (section)1321) or as listed pursuant to (section)307 of the Federal Water Pollution Control Act (33 U.S.C. (section)1317), (H) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. (section)6901 et seq. (42 U.S.C. (section)9601), (1) defined as a "hazardous substance" pursuant to Section 101 of the Compulsive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S. C. (section)9601 et seq., or
                  (J) associated with the so-called "sick building syndrome".

                                                 -------------------
                                                  Buyer's Initials

                           (iii) No Implied Warranties. SELLER HEREBY DISCLAIMS
                  ALL WARRANTIES IMPLIED BY LAW ARISING OUT OF OR WITH RESPECT TO THE EXECUTION OF THIS AGREEMENT, ANY ASPECT OR ELEMENT OF THE PROPERTY, OR THE PERFORMANCE OF SELLER'S OBLIGATIONS HEREUNDER INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

                                                 -------------------
                                                  Buyer's Initials

                           (iv) Information Supplied by Seller. Buyer
                  specifically acknowledges and agrees that, except as expressly contained herein, the Seller Group has made, is making, and shall make no representation or warranty of any nature concerning the accuracy or completeness of the Due Diligence Documents. As to certain of the Due Diligence Documents, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by the Seller Group or by any third parties that prepared the same. Buyer waives any claim of any nature against anyone should any information, conclusion, projection, or other statement of any nature contained in any of such materials prove not to be true or accurate for any reason.

                                                 -------------------
                                                  Buyer's Initials

                           (v) Negotiated Purchase Price. Subject to completion
                  of the Due Diligence Investigations, Buyer represent; and warrants to Seller that Buyer is specifically familiar with the Property and that Buyer has inspected and examined, or will inspect and examine, all aspects of the Property and its current condition that Buyer believes to be relevant to its decision to purchase the Property. Buyer further acknowledges and agrees that the Purchase Price negotiated by Seller and Buyer reflects the known and unknown risks and liabilities assumed by Buyer under the Agreement, Seller's unwillingness to conduct any investigation or due diligence with respect to the Property on behalf of Buyer, and Seller's desire to receive an absolutely net, fixed amount as consideration for the sale of the Property regardless of any facts known or discovered before or following the Close of Escrow which might result in a diminution in value of the Property.

                                                 -------------------
                                                  Buyer's Initials

                  (b) Release. In consideration of the covenants contained in this Agreement, Buyer hereby agrees on behalf of itself and Buyer's successors and assigns as follows:

                           (i) Effective upon the Office of Escrow, Buyer and
                  Buyer's successors and assigns each hereby forever released and discharge the Seller Group of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character which in any way arise out of are connected with or relate to the Property (collectively, "Claims"), including without limitation, any Claims which arise out of or relate to the presence at, under, on or near the Real Property of any Hazardous Materials, irrespective of how, why or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might or be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated. Notwithstanding anything to the contrary contained herein, nothing contained herein shall be deemed or construed to be a release or discharge of Seller from any of Seller's obligations under this Agreement.

                                                 -------------------
                                                  Buyer's Initials

                           (ii) Buyer hereby agrees, represents and warrants
                  that Buyer realizes and acknowledges that factual matters now unknown to Buyer may have given or may hereafter give rise to Claims which are presently unknown, unanticipated or unsuspected, and Buyer further agrees, represents and warrants that this Agreement has been negotiated and agreed upon in light of that realization and that Buyer nevertheless intends hereby to release and discharge the Seller Group from any such unknown Claims which are in any way related to the Property except as expressly provided to the contrary in this Agreement. In furtherance of this intention, Buyer expressly waives any and all rights conferred upon Buyer or Buyer's successors and assigns by the provisions of California Civil Code Section 1542, and expressly consents that this Agreement shall be given full force and effect according to each of its express provisions. Section 1542 provides.- "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                                                 -------------------
                                                  Buyer's Initials

                           (iii) Buyer hereby understands and agrees that
                  Seller's requirement that the preceding provisions be agreed to by Buyer shall not be deemed or construed as an admission of liability by Seller, and Seller hereby expressly denies liability of any nature whatsoever arising from or related to the Property.

                                                 -------------------
                                                  Buyer's Initials

                           (iv) Buyer hereby agrees, represents and warrants
                  that Buyer has had advice of counsel of its own choosing in the negotiation of this Agreement, that Buyer has read this Agreement or has had the same read to it by Buyer's counsel, that Buyer has had this Agreement fully explained by such counsel, and that Buyer is fully aware of the contents and legal effect of this Agreement.

                                                 -------------------
                                                  Buyer's Initials

         11. Seller's Representations and Warranties. In addition to any express agreements of Seller contained herein, the following constitute representations and warranties of Seller:

                  (a) Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

                  (b) Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated herein.

                  (c) Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

                  (d) Due Diligence Documents. To Seller's actual knowledge, the Due Diligence Documents represent all of the document; and materials (other than Proprietary Documents) which as of the Effective Date were within the possession of Seller or Seller's Agent which currently affect or relate to the Property and which a prudent institutional purchaser of institutional real estate in Los Angeles, California would reasonably deem relevant in connection with a potential purchase of such real estate. As used herein, the phrase "to Seller's actual knowledge" means the actual, conscious knowledge of Colin Shepherd and Mary McCubbin, following a review of all files maintained by Seller's Agent relating to the Property, and the actual, conscious knowledge of William A. Roche. Seller represents and warrants that: (i) William A. Roche is the President of Seller and the individual within Seller's organization with primary responsibility for the Property, (ii) Colin Shepherd and Mary McCubbin, both of whom are officers or employees of Seller's Agent, are the individuals with primary responsibility for managing the business activities and overseeing all employees of Seller's Agent with respect to the Property, and (iii) no officer or employee of Seller is likely to possess any knowledge with respect to the Property which is not also possessed by William A. Roche, Colin Shepherd or Mary McCubbin.

                  (e) All notices received by Seller of pending or threatened litigation or alleged violations of Government Regulations pertaining to the Property and all currently effective Leases, service contracts, maintenance agreements, construction contracts, listing agreements and similar agreements, if any, relating to the Real Property which are in writing and which have been duly executed by Seller or Seller's Agent are included in the Due Diligence Documents made available for Buyer's review.

Buyer and Seller expressly acknowledge and agree that the representations and warranties of Seller contained in this Agreement shall survive the Close of Escrow, but any and all liability of Seller for breach of any such representation or warranty shall terminate and such representations and warranties shall thereafter be null and void if Buyer does not deliver a written claim of breach, specifying such representation or warranty which has allegedly been breached and the supporting evidence for the alleged breach, on or prior to the date which is one hundred eighty (180) days following the Close of Escrow. In the event that such written claim of breach of representation or warranty is timely delivered, and it is thereafter determined that Seller did in fact breach such representation or warranty, Seller's liability to pay damages therefor shall not apply with respect to the first One Hundred Thousand Dollars ($100,000) of such damages in the aggregate, with the intent and effect that Seller shall only owe damages to Buyer for such breach of such representation or warranty if Buyer's damages in connection therewith are determined to exceed One Hundred Thousand Dollars ($100,000) in the aggregate.

         12. Buyer's Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer which shall survive the Close of Escrow:

                  (a) Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

                  (b) Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.

                  (c) Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

                  (d) Principal. Buyer has executed this Agreement as a principal on its own behalf and not as an agent of undisclosed third parties.

         13.      Covenants of Buyer and Seller.

                  (a) Access by Buyer. On or before the Effective Date, Buyer shall execute that certain Access, Insurance and Indemnification Agreement in favor of Seller in connection with Buyer's Due Diligence Investigations in the form attached hereto as Exhibit "Q". While this Agreement remains in effect, Buyer shall continue to be entitled to enter upon the Real Property pursuant and subject to the provisions of said Access, Insurance and Indemnification Agreement.

                  (b) Confidentiality. Prior to the effective Date, Buyer executed that certain Confidentiality Agreement dated June 28, 1996. Buyer acknowledges that Buyer continues to be bound by the provisions of said Confidentiality Agreement until the Close of Escrow occurs, whereupon the Confidentiality Agreement shall thereupon terminate except with respect to obligations or liabilities theretofore accrued. Notwithstanding anything to the contrary contained in the

         Confidentiality Agreement, Seller acknowledges that Beacon Properties Corporation, the general partner of Buyer, is a publicly-owned corporation subject to regulation by the Securities and Exchange Commission, and that the regulations of the Securities and Exchange Commission may require that Buyer disclose the existence of this Agreement and the contents of some or all of the documents delivered by Seller in connection therewith. Accordingly, Seller expressly consents to such disclosure of the terms and conditions of this Agreement and the transactions contemplated hereby, provided, however, if such disclosure is to be made prior to the Close of Escrow, Buyer shall deliver to Seller an opinion of Buyer's counsel that in such counsel's reasonable judgment the Securities and Exchange Commission regulations require disclosure of the documents and/or information described in such opinion of counsel. In addition to the disclosure contemplated by the preceding sentence, and without limitation thereof, either party may disclose the existence of this Agreement or the contents thereof or of any documents to be executed and/or delivered in connection herewith to any partners, advisors, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants or legal counsel of any of the foregoing, provided that such party has a reasonable need to know the disclosed information and such party is advised as to the confidential nature of such information and is instructed to maintain such confidentiality. Following the Due Diligence Date, either Seller or Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby (excluding any reference to the Purchase Price unless such press release is issued following the Close of Escrow), subject to the approval of the other party hereto, which approval shall not be unreasonably withheld or delayed.

                  (c) Publicity. Neither Seller nor Buyer shall make any public announcement or press release with respect to the execution of this Agreement, or the termination of this Agreement, if such termination occurs. Neither Buyer nor Seller shall make any public announcement or press release with respect to the occurrence of Close of Escrow without first giving the other party hereto prior written notice thereof and providing such other party a reasonable opportunity to approve the contents of such public announcement or press release.

                  (d) Termination of Seller's Agent. Seller shall take all actions necessary or appropriate regarding its contractual arrangements with Seller's Agent in order that upon the Close of Escrow, Seller's Agent shall have no further rights or obligations with respect to the Property and so that Seller's Agent shall have no claim against Buyer, and Buyer shall have no claim against Seller's Agent, with respect thereto.

                  (e) Continued Operation. While his Agreement is in effect, until the Close of Escrow, Seller covenants to own, operate and maintain (subject to Section 14) the Property in substantially the same manner as presently owned, operated and maintained, and in accordance with commercially reasonable business practices. While this Agreement is in effect, until the Due Diligence Date, Seller agrees not to (i) enter into any new Lease (unless such new Lease is executed on Seller's standard form of Lease for the Property, with such substantially similar modifications as Seller has permitted in other Leases to tenants of similar size and credit-worthiness, and contains economic terms consistent with the leasing guidelines attached hereto as Exhibit "R", (ii) materially amend or terminate any existing Lease (except to extend the term of the Lease and/or expand the demised premises on terms consistent with the leasing guidelines attached as Exhibit "R"), or (iii) enter into any other obligation (other than contracts to perform tenant improvements for Leases, and contracts relating to capital expenditures as contemplated by Exhibit "P") which shall bind the Property following the Close of Escrow and which is not terminable without penalty upon not more than thirty (30) days notice, without first obtaining the prior consent of Buyer. Following the Due Diligence Date, while this Agreement is in effect, Seller agrees not to: (i) enter into any new Lease, (ii) materially amend or terminate any existing Lease, or (iii) enter into any other obligation which shall bind the Property following the Close of Escrow and which is not terminable without penalty upon not more than thirty (30) days notice, without first obtaining the prior consent of Buyer. Any consent required from Buyer hereunder shall not be unreasonably withheld or delayed and shall be deemed given if not disapproved within five (5) business days following Buyer's receipt of request for such approval, provided, however, if Buyer notifies Seller in writing within two (2) business days following receipt of such request that the information supplied by Seller is insufficient to reasonably evaluate such request, then said five (5) business day period shall not commence until the requested information has been supplied. Seller shall cause Seller's Agent to use commercially reasonable efforts to notify Buyer promptly following the execution of any document described in the preceding sentences which did not require Buyer's prior written consent.

                  (f) Access by Seller. Buyer covenants that from and after the Close of Escrow, Buyer shall allow Seller and its representatives, attorneys and accountants, upon reasonable prior notice and during normal business hours, access to such documents and materials relating to the Property as Seller may request for the purpose of examining and copying same, and shall otherwise cooperate with Seller, in connection with any litigation between Seller and third parties, the preparation of any required tax returns, any tax procedure or litigation, any obligation or duty hereunder or under the foregoing, or compliance with any legal duty or obligation.

                  (g) Audit Rights. To comply with the regulations of the Securities and Exchange Commission with respect to the verification of historical information, Buyer shall have the right, prior to or subsequent to the Close of Escrow, to conduct an audit, at Buyer's sole cost and expense, of Seller's books and records for and with respect to the Property for the shorter of (i) three (3) years prior to the Close of Escrow, or (ii) the period of Seller's ownership thereof Seller hereby agrees to permit Buyer and Buyer's accountants access to Seller's books and records (including those maintained by Seller's Agent) and, at Buyer's sole cost and expense, to reasonably cooperate and to cause Seller's accountants to cooperate with Buyer to enable such audit to be performed. The provisions of this subsection shall survive Close of Escrow. Buyer acknowledges and agrees that whether such audit is conducted before or following the Close of Escrow, there shall be no extension of the Closing Date, no extension of the survival period of Seller's representations and warranties contained herein, no adjustment to the Purchase Price or any prorations described herein (except to the extent Buyer would have such right absent the provisions of this
         Section 13(g)) and Seller shall be at absolutely no cost, expense, or liability in connection with any such audit.

         14. Casualty and Condemnation. In the event that all or any portion of the Property is materially damaged, or in the event that a material portion of the Property is condemned, while this Agreement is in effect and prior to the Close of Escrow, Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller and Escrow Holder within five (5) business days after learning of same. For purposes hereof, "material" shall mean a repair, reconstruction or replacement cost reasonable, estimated to be in excess of One Million Dollars ($1,000,000). If Buyer elects to terminate this Agreement pursuant to this Section 14, the Deposit shall be refunded to Buyer pursuant to Section 4(c) above. In the event the damage or condemnation is not "material" or if Buyer does not timely elect to terminate this Agreement as aforesaid, this Agreement shall remain in full force and effect and the parties shall proceed to the Close of Escrow without reduction in the Purchase Price, except that Seller shall assign to Buyer any insurance or condemnation proceeds received or receivable by Seller, if any, as a result of such damage or condemnation.

         15. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts) or sent by telecopy, receipt confirmed, and shall be deemed received upon the date of receipt thereof if received prior to 5:00 p.m. (of the recipient's time zone) of the recipient's business day, and if not so received, shall be deemed received upon the following business day.

             To Seller:           10960 Property Corporation
                                  222 Broadway - Second Floor
                                  New York, New York 10038
                                  Attn: William A. Roche (222-02-E)
                                  Telecopy No. (212) 574-3162

             With copies to:      Hines Interests Limited Partnership
                                  10880 Wilshire Boulevard, Suite 880
                                  Los Angeles, California 90024
                                  Attn:  Mary P. McCubbin and Colin P. Shepherd
                                  Telecopy No. (310) 234-5601

             and Allen, Matkins, Leck, Gamble & Mallory LLP 515 South Figueroa Street, 7th Floor
                                  Los Angeles, California 90071
                                  Attn:  David A.B. Burton, Esq.
                                  Telecopy No. (213) 620-8816

             To Buyer:            Beacon Properties, L.P.
                                  50 Rowes Wharf
                                  Boston, MA 02110
                                  Attn: Charles Cremers
                                  Telecopy No. (617) 261-0152

             With copies to:      Goulston & Storrs, P.C.
                                  400 Atlantic Avenue
                                  Boston, MA 02110
                                  Attn: Jordan P. Krasnow, Esq.
                                  Telecopy No. (617) 574-4112

             To Escrow Holder:    Commerce Escrow Company
                                  1545 Wilshire Boulevard, Suite 600
                                  Los Angeles, California 90017
                                  Attn: Mark Minsky
                                  Telecopy No. (213) 444-0417

Notice of change of address shall be given by written notice in the manner detailed in this Section 15.

         16. Commissions. If the Close of Escrow occurs, Seller shall pay to Seller's Agent a fee pursuant to a separate agreement with Seller's Agent. Other than as specified in the preceding sentence, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other advisor, broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any such claims for additional advisor's, brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and

Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

        17.       Legal and Equitable Enforcement of this Agreement.

                  (a) Default by Seller. IN THE EVENT THE CLOSE OF ESCROW AND THE CONSUMMATION OF THE TRANSACTIONS HEREIN CONTEMPLATED DO NOT OCCUR BY REASON OF ANY DEFAULT BY SELLER, BUYER SHALL BE ENTITLED TO EITHER
         (i) TERMINATE THIS AGREEMENT AND THE ESCROW AND RECOVER FROM SELLER ALL OF ITS OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH THE TRANSACTION, INCLUDING THE DEPOSIT, OR (ii) SEEK THE SPECIFIC PERFORMANCE HEREOF.

                  (b) Default by Buyer. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FALLS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 19(e) BELOW, NOR WAIVE OR AFFECT BUYER'S INDEMNITY OBLIGATIONS AND OBLIGATIONS WHICH BY THEIR TERMS SURVIVE THE CLOSE OF ESCROW.

                  (c) Waiver of Right to Record Lis Pendens. AS PARTIAL CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY WAIVES ANY RIGHT (AT COMMON LAW OR OTHERWISE) TO RECORD OR FILE A LIS PENDENS OR A NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ALL OR ANY PORTION OF THE PROPERTY IN CONNECTION WITH ANY ALLEGED DEFAULT BY SELLER HEREUNDER.

                           -----------------       -----------------
                           Buyer's Initials        Seller's Initials

        18.       Assignment, Exchange, and Back-up Offers.

                  (a) Assignment. Prior to the Close of Escrow, Buyer shall not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, and any purported assignment, transfer or conveyance without such consent of Seller shall be null and void. Seller may withhold its consent to any proposed assignee of Buyer in Seller's sole and absolute discretion. Notwithstanding anything to the contrary contained herein, Buyer shall have the right to assign all, but not less than all, of Buyer's rights and obligations hereunder to any entity which is controlled by, controlling, or under common control with, Buyer without obtaining Seller's prior written consent, provided that Seller receives at least five (5) business days prior to the Closing Date a copy of the Fully executed assignment and assumption documentation between Buyer and Buyer's assignee, together with documentation evidencing that such assignee is affiliated with Buyer as described in this sentence. Any permitted assignee shall succeed to all of Buyer's rights and remedies hereunder. Notwithstanding the foregoing, no such permitted assignment shall relieve Buyer from its liability under this Agreement.

                  (b) Back-Up Offers. Until the Close of Escrow, Seller shall have the right to continue to present the Property for sale and accept "back-up" offers contingent upon Buyer's failure to perform under the terms of the Agreement. Any such "back-up" offer may permit the purchaser thereunder to review the Due Diligence Documents but shall prohibit any other due diligence with respect to the Property while this Agreement is in effect.

         19.      Miscellaneous.

                  (a) Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

                  (b) Partial Invalidity. If any term or provision or portion thereof of this is Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

                  (c) Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

                  (d) Successors and Assigns. Subject to Section 18(a) above, this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

                  (e) Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys' fees, accounting and engineering fees, and any other professional fees resulting therefrom.

                  (f) Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

                  (g) Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

                  (h) Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this

         Agreement is not a business day, the action shall be taken on the next succeeding business day.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

         "SELLER"             10960 PROPERTY CORPORATION,
                              a Delaware corporation

                              By:    ______________________________
                                     Its:  ________________________


                              By:    ______________________________
                                     Its:  ________________________



         "BUYER"              BEACON PROPERTIES, L.P.,
                              a Delaware limited partnership

                              By:    Beacon Properties Corporation,
                                     its general partner

                                     By:   __________________________
                                           Its:______________________